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                                                                    EXHIBIT 3.4



                           AMENDMENT TO THE COMPANY'S
                            ARTICLES OF INCORPORATION
                                      DATED
                                  JUNE 5, 2000

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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              VITECH AMERICA, INC.


         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned SECRETARY of VITECH AMERICA, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation") does hereby certify:

         FIRST: That pursuant to a meeting of the Board of Directors on April 28, 2000, and a meeting of the Shareholders of said Corporation, on June 5, 2000, the Directors and Shareholders approved the amendments to the Corporation's Articles of Incorporation as follows:

         Article III of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

                                   ARTICLE III

         The maximum number of shares of stock that this corporation is authorized to issue and have outstanding at any one time shall be sixty million (60,000,000) shares of Common Stock, no par value, and three million (3,000,000) shares of Preferred Stock, no par value.

         Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creating and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         SECOND: The foregoing amendment was adopted at a meeting of the Directors on April 28, 2000 and a majority of the Shareholders of the Corporation at a meeting held on June 5, 2000, which shares consenting and voted at such meeting represented a majority of the total issued and outstanding capital stock of the Corporation entitled to vote. Therefore, the number cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.




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         IN WITNESS WHEREOF, the undersigned, being the Secretary of this
Corporation, has executed these Articles of Amendment as of June 5, 2000.



                                         VITECH AMERICA, INC.



                                         /s/ Edward A. Kelly
                                         ---------------------------------------
                                         Edward A. Kelly
                                         Secretary